Exhibit 10.16

AGREEMENT

THIS AGREEMENT, made and entered into this 20th day of February, 2009, by and between PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY, a West Virginia Limited Liability Company (hereinafter “Charles Town Races”), and CHARLES TOWN HBPA, INC., a West Virginia not-for-profit corporation (hereinafter “HBPA”).

W I T N E S S E T H:

WHEREAS, Charles Town Races is licensed by the West Virginia Racing Commission, pursuant to Chapter 19, Article 23-1, et seq., of the West Virginia Code, to conduct live thoroughbred horse racing with pari-mutuel wagering and, in accordance with that licensure, Charles Town Races owns and operates a thoroughbred racing facility under the trade name Charles Town Races (hereinafter the physical facility will be referred to as the “Racetrack”); and

WHEREAS, the HBPA is an Association comprised of owners, trainers and owner-trainers (the “members”) of thoroughbred racing horses; and

WHEREAS, the HBPA provides benevolent programs and other services for its members and their employees who are engaged in live thoroughbred racing at the Racetrack; and

WHEREAS, Charles Town Races and the HBPA validly extended the prior Agreement between the parties through February 28, 2009 and cooperatively worked toward a new agreement; and

WHEREAS, the parties desire to reaffirm their mutual interest in the promotion, preservation, and enhancement of live thoroughbred racing at the Racetrack; and

WHEREAS, the parties hereto reaffirm their support for quality live thoroughbred racing activities and reaffirm their desire for the promotion of such activities in the State of West Virginia; and

WHEREAS, Charles Town Races acknowledges that the HBPA is the exclusive bargaining agent and representative of its members, as certified by the West Virginia Racing Commission. Charles Town Races shall only negotiate with the exclusive bargaining agent and representatives of the Horsemen as certified by the West Virginia Racing Commission during the term of this Agreement and any amendments thereto or any Agreement which shall supersede this Agreement for the provision of services in connection with live thoroughbred racing activities, safety and back stretch conditions; and

WHEREAS, the parties hereto desire to memorialize and set forth in writing the contractual agreements by and between Charles Town Races and the HBPA concerning live thoroughbred racing at the Racetrack.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties desire to be legally bound, do agree as follows:

1.                                       Term of Agreement. This Agreement shall become effective as of March 1, 2009, and shall remain in full force and effect until December 31, 2011 (the “ Initial Term”). At the end of the Initial Term, the term of this Agreement shall automatically be extended under the same terms and conditions for a period of one (1) year (hereinafter the “First Extension Term”) unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2011. At the end of the First Extension Term, the term of the Agreement shall automatically be extended under the same terms and conditions for a period of an additional one (1) year (hereinafter the

“Second Extension Term”), unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2012.

Notwithstanding the term of this Agreement or anything else in this Agreement to the contrary, in the event of a cessation of Video Lottery activity at Charles Town Races for any reason, the obligations of the parties under this Agreement are suspended for such period of inactivity. For clarity, neither Charles Town Races nor any of its affiliates shall be responsible for any expenses or lost profits of the HBPA or its members during any such period of inactivity.

2.                                       Exclusive Representation. The HBPA is currently recognized by the West Virginia Racing Commission as the duly qualified and exclusive representative of the owners, trainers, and owner-trainers of live thoroughbred horse racing at the Racetrack as certified by the West Virginia Racing Commission. Charles Town Races shall only negotiate with the exclusive bargaining agent and representative of the Horsemen as certified by the West Virginia Racing Commission. Any negotiation or discussion of the terms and provisions of this Agreement, or any amendment thereto, or any Agreement which shall supersede the terms and provisions of this Agreement with any person, entity or representative of an entity that is not the exclusive bargaining agent and representative of the Horsemen, as certified by the West Virginia Racing Commission, shall constitute a breach of this Agreement.

Charles Town Races agrees that it shall negotiate with and conduct any and all business which is the subject of this Agreement and any matters reasonably related to any provision of this Agreement with the duly elected officers of the HBPA or their duly designated representatives.

The HBPA agrees that it shall provide to Charles Town Races, in writing, on an annual basis, the name and address of each and every duly elected member of the Board of Directors, the name and address of each duly elected officer of the HBPA who shall have the authority to negotiate with the Charles Town Races, and the name and address of each representative duly designated by the Board of Directors of the HBPA to negotiate on its behalf.

3.                                       Racing Schedule. During the term of this Agreement, Charles Town Races shall request a license each year from the West Virginia Racing Commission to conduct racing, and in fact conduct racing, for not less than the minimum number of days required by the West Virginia Code, which is currently two hundred twenty (220) days per year. Charles Town Races shall provide a copy of its Annual License Application filed with the West Virginia Racing Commission to the HBPA within three (3) days of the date of its filing. Notwithstanding the first sentence of this paragraph, it is understood and agreed that, subject to receiving approval from the West Virginia Racing Commission, Charles Town Races shall schedule a total of 235 racing days, with not less than 9 races per racing day, during each year of this Agreement. Any reduction in race days below 235 shall be subject to the prior approval of the HBPA, which shall not be unreasonably withheld or unduly delayed, and the West Virginia Racing Commission In the event racing days are cancelled due to weather, track conditions, unavailability of horses or any other reason beyond the reasonable control of Charles Town Races, any such cancellation and the fact that 235 racing days are not held, shall not be considered a breach of this Agreement.

Charles Town Races shall reschedule such race day and provide notice to the HBPA of the rescheduled date as soon as practicable.

Charles Town Races agrees that it will not discontinue racing for a period of more than one (1) three (3) week period in any calendar year, unless agreed upon by the HBPA, except in the event of an act of God or other catastrophe, or conditions beyond the reasonable control of Charles Town Races.

4.                                     Minimum Purse and Purse Scheduling.

A.                                   Minimum Daily Purses. With respect to the daily minimum purse distribution, Charles Town Races shall make reasonable efforts to maintain a ratio of the then current minimum daily purse schedule for a given month to the then current amount generated for daily purses for that month that is equal to the historical ratio of One Hundred Twenty-Five Thousand Dollars ($125,000) to the average daily amount generated for purses between January 1, 2005 and December 31, 2008.

It is mutually agreed that, as far as possible and consistent with the foregoing, the principle of “better purse for better horses” shall be followed in establishing the purse payable for any one race. Charles Town Races further agrees that, if necessary, better purses will be reduced to maintain minimum purse schedules.

Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the funding of purses shall be solely in accordance with applicable provisions of W.Va. Code §19-23-1, et seq., Horse and Dog Racing; W.Va. Code §29-22-A-1, et seq., The Racetrack Video Lottery Act; W.Va. Code 29-22C-1, West Virginia Lottery Table Games Act, and any such further legislation that may be enacted which provides for the payment of monies into the purse fund as more fully provided for in Section 7 of this Agreement, and that Charles Town Races shall not be required to otherwise fund the payment of purses.

Except as provided below with respect to Stake Races, Charles Town agrees to pay one hundred dollars ($100.00) to the owner’s account for horses finishing in places seven through ten which shall be paid from the purse fund.

B.                                     Purse Schedule Distribution. Charles Town Races and HBPA will establish and publish a purse schedule distribution, which shall show the purse distribution planned for various classes of horses at various distances. Such schedule shall be updated as necessary. Said schedule with any amendments thereto shall be posted in the Racing Secretary’s office and the Condition Book. In the event of a purse schedule distribution decrease, the purses for bottom claiming races shall not be reduced unless the purses for all races are also reduced (though not necessarily by the same percentage).

C.                                     Stakes Schedule. Each year purses for Stake races shall not exceed, in the aggregate, eight percent (8%) of the total purses paid, from the purse account, in the immediately preceding calendar year excluding the amounts paid for stake races and amounts received for sponsorship of races unless otherwise authorized by the HBPA. Charles Town Races shall determine the number of and purses for stake races and submit the stakes schedule to HBPA for written comment prior to submission of the stakes schedule to the West Virginia Racing Commission.

D.                                    Charles Town Races agrees to pay purses for Stakes Races back through not less than five (5) places.

E.                                      It is understood by both parties that purse schedules shall not be in conflict with the rules of racing of the West Virginia Racing Commission as presently constituted or as may be reconstituted..

F.                                      West Virginia Accredited Races. Charles Town Races shall include in its Condition Book a minimum of two (2) races on every live racing day devoted exclusively for

West Virginia accredited horses unless sufficient horses and purse funds are not available therefore, in accordance with the requirements of the West Virginia Racing Commission pursuant to the provisions of §19-23-13(b) of the West Virginia Code. Races devoted exclusively for West Virginia accredited horses shall be run if no less than seven (7) betting interests have been entered therein.

5.                                       Purse Funds.

A.                                   During the term of this Agreement, Charles Town Races shall allocate and pay purse moneys as required by applicable state law

B.                                     In the event any Underpayment Money exists in the purse account at the end of any calendar year, then said Underpayment Money shall be added to the sum available for the payment of purses for the next year.

C.                                     This is the Agreement regarding the proceeds from video lottery terminals as provided in West Virginia Code §29-22A-7(a) (6).

6.                                       Simulcasting.  Charles Town Races shall conduct simulcasting, both import and export, in accordance with applicable provisions of State and Federal Law, including the West Virginia Horse Racing Statute, §19-23-1 et seq, and the Interstate Horseracing Act of 1978, as amended, 15 U.S.C. §3001, et seq.

With respect to obtaining the approval of the HBPA of each simulcast contract, Charles Town Races shall make commercially reasonable efforts to get either the proposed contract or a summary of the principal terms of the contract, including the name and location of the entity, any secondary recipients of said entity for exports, commission rates charged to, for exports, or from, for imports, the simulcast entity and the term of the contract to the HBPA for its review and approval not less than fifteen

(15) days prior to the commencement date of the contract. The HBPA shall have seventy-two (72) hours from receipt of the proposed contracts to either approve or disapprove. The HBPA agrees not to unreasonably withhold or unduly delay its approval of simulcast contracts and, in the event it elects to disapprove a contract, to promptly support its disapproval with the detailed written reasons therefore. Charles Town Races shall provide the HBPA with copies of any contract for which it has provided the HBPA a summary of contract terms, within two days of receipt.

To enable the HBPA to verify receipts for simulcasting, commissions retained or deducted, costs of transmission, taxes paid and payments into the purse fund, Charles Town Races shall provide the HBPA with copies of any and all documentation within its possession or under its control or which it is able to obtain by written request, reflecting such payments and expenses.

7.                                       Revenue from Off-Track Betting, Telephone Wagering, Table Gaming, or any other form of Gaming. In the event additional revenue or payments from telephone wagering, off-track betting, table gaming, or any other form of gaming of any kind or nature is available as a result of legislation, the percentage distribution as set forth in the legislation shall determine the party’s interest in such additional revenue. In the event there is no division of revenue in the statutory legislation, the parties agree to negotiate in good faith whether a division of revenue is to occur and if so, the amount thereof.

8.                                       Condition Book. The HBPA shall create a condition book committee which shall be comprised of not less than three nor more than five individuals, being trainers and owners who are actively racing a cross section of thoroughbred horses at Charles Town Races (“the HBPA Condition Book Committee”). Charles Town Races

will provide the HBPA Condition Book Committee with a draft copy of each Condition Book not less than five days prior to the printing date and the HBPA Condition Book Committee shall have three days from receipt to review and provide its recommendations to the Charles Town Races Racing Secretary for inclusion in the Charles Town Races Condition Book. Charles Town Races promises to give good faith consideration and not unreasonably refuse the recommendations of the HBPA Condition Book Committee. However, the decision of Charles Town Races with respect to the contents of the Condition Books shall be final and unappealable.

9.                                      Horsemen’s Bookkeeper. A Horsemen’s Bookkeeper shall be employed by Charles Town Races and shall be subject to the policies generally applicable to Charles Town Races’ employees. The Horsemen’s Bookkeeper shall perform those functions set forth from time to time by statute and the West Virginia Rules of Racing, and Charles Town Races shall provide such equipment as shall be reasonably necessary for the performance of the Horsemen’s Bookkeeper’s statutory duties.

10.                                Segregated Bank Accounts. The following bank accounts shall be maintained by Charles Town Races in a bank approved by the West Virginia Racing Commission. Currently, the approved bank is United Bank.

A.                                   Purse Account. Charles Town Races shall establish and maintain a separate overnight investment account and a separate checking account into which all monies received for the future payment of purses are to be deposited. All disbursements from these accounts shall be solely for the payment of earned purses and such other disbursements as may be authorized by law or as otherwise directed by the West Virginia Racing Commission. All interest earned on this Purse Account shall be added to the funds available for the payment of purses. These accounts shall be subject to inspection and audit by the Racing Commission at any time. The HBPA shall also be permitted to review these accounts upon request during normal business hours.

B.                                     Horsemen’s Trust Accounts. Charles Town Races shall establish and maintain a separate investment account (the “Horsemen’s Investment Account”) and a separate checking account (the “Horsemen’s Daily Account”) (collectively hereafter the “Horsemen’s Trust Accounts”) into which the Horsemen’s Bookkeeper shall receive, maintain and disburse the purses of each race and all stakes, entrance money, jockey fees, purchase money in claiming races, along with all applicable taxes and other monies that properly come into the Horsemen’s Bookkeepers’ possession in accordance with the provisions of the Racing Commission Rules.

All of the funds in Horsemen’s Trust Accounts are recognized as being trust funds held for the benefit of all of the respective account owners, as reflected by the records maintained by the Horsemen’s Bookkeeper.

Charles Town Races agrees to transfer from the Purse Account and deposit into the Horsemen’s Daily Account the full amount of daily earned purses within two (2) business days. Purse winnings will be posted within two (2) business days and made available to the earners thereof when the race results are declared official, i.e. once drug test results have been received; provided further, however, that in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available to the earners thereof until there has been a final non-appealable resolution thereof by the Charles Town Races Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction, as the case may be.

The Horsemen’s Bookkeeper will deduct from the owner ledger accounts, jockey fees, pony fees, track lasix fees, nomination fees, entry fees, starting fees, photographs,

veterinary lasix charges, and sales tax on claiming amounts. No other deductions shall be made by the Horsemen’s Bookkeeper unless requested in writing by the person, persons or entities to whom such monies are payable, or to his, her or its duly authorized representative, or as required by order of the Charles Town Races Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction. Notwithstanding the preceding clause, nothing herein shall be construed as requiring the Horsemen’s Bookkeeper to provide personal accounting services to any horseman and/or the payment of any expenses of any horsemen not contemplated by the provision of this paragraph, even if authorized in writing.

The Horsemen’s Trust Accounts shall be subject to inspection by the Racing Commission at any time and may be examined by the President of the HBPA or his or her duly designated representative at the offices of Charles Town Races at such reasonable time or times as shall be determined upon the mutual agreement of Charles Town Races and the HBPA. Such consent shall not be unreasonably withheld.

The interest earned on monies invested in the Horsemen’s Investment Account will be transferred to the Horsemen’s Daily Account and paid to a joint account to be set up by the HBPA Welfare Benefit Trust and the HBPA as more fully set forth in a written agreement between the HBPA and the Charles Town Welfare Benefit Trust , a copy of which will be provided to Charles Town Races. The HBPA and the HBPA Welfare Benefit Trust shall jointly establish a bank account dedicated to the receipt of the funds paid by Charles Town Races pursuant to this section and divide the money between them pursuant to that agreement..

11.                                 Racing Committee.

Charles Town Races and the HBPA shall organize and maintain a joint committee (hereinafter the “Racing Committee”) to address issues related to and associated with live thoroughbred racing at the Racetrack. The HBPA and Charles Town shall each appoint three (3) representatives to the Racing Committee. This Committee shall meet at the request of any member of the Racing Committee. The Racing Committee shall have no authority to alter the terms and conditions of this Agreement.

12.                                 Stalls.

A.                                   Charles Town Races shall make available a minimum of 1,148 stalls, free of charge, to Horsemen each race meeting. It is recognized by both parties that effective stall utilization is important to Charles Town Races management and that equitable allocation is essential to the livelihood of Horsemen. During the Initial Term of this Agreement, Charles Town Races agrees that it will not tear down or demolish the existing Charles Town stalls unless required to do so as a result of governmental order or an act of God beyond the reasonable control of Charles Town Races.

B.                                     Charles Town Races shall not discriminate in the allocation of stalls by reason of HBPA membership or activity or condone its representatives or employees discriminating in the allocation of stalls. Subject to this limitation, the allocation of stalls shall be in the discretion of Charles Town Races.

C.                                     Charles Town Races shall establish a cut-off date for stall applications. Charles Town Races shall make every effort to provide Horsemen with five (5) days prior notice of the acceptance or rejection of stall applications and may demand immediate confirmation from the Horsemen of their intent to use allotted stalls.

D.                                    The terms and conditions for all stall applications shall be determined by and set forth in an application by Charles Town Races. Charles Town Races shall send to the

HBPA, not later than ten (10) days prior to the first day of each Race Meeting, a copy of its current Stall Application Agreement.

E.                                      Charles Town Races agrees to provide the stall and shed row area with proper fill within a reasonable time period, upon written request of HBPA.

13.                                 Barn Area.

A.                                   The Barn area will be available to Horsemen at all times and the Racetrack will be available to Horsemen during scheduled training times (including scheduled training times during the period racing is discontinued).

B.                                     The HBPA recognizes an obligation of Horsemen and backside personnel to maintain the stable area in a sanitary condition, free from litter and other foreign objects. HBPA will use its best efforts to ensure that Horsemen and their employees fulfill their obligations in this regard. Horse washing will only be permitted in certain areas designated by Charles Town Races for such purposes, which is consistent with the Rules of the West Virginia Department of Environment Protection. Charles Town Races retains its right to discipline (including removal) Horsemen or their employees who fail to obey Charles Town Races’ published rules and regulations.

C.                                     Charles Town Races shall maintain all barn area restroom facilities in a safe and healthy environment.

D.                                    During winter months, Charles Town Races agrees to maintain both main roads leading to and from the Racetrack, between all barns and all Horsemen parking lots, for both training and racing purposes. Charles Town Races further agrees to make necessary repairs to the backside and stall areas as Charles Town Races considers appropriate giving consideration to any input provided by the HBPA.

E.                                      Charles Town Races agrees to remove all manure from the barn area at no cost to the Horsemen.

F.                                      Charles Town Races, in conjunction with the HBPA, shall establish Barn Area Rules and Regulations for the purpose of promoting safety and security on the backstretch, which shall remain in full force and effect and shall be binding upon the parties pursuant to their own terms and provisions during the term or terms of these agreements. Charles Town Races agrees to provide a copy of barn area rules to the HBPA and post the rules in the Track kitchen.

14.                                 Racing Surfaces.

A.                                   The Track Surface Committee, consisting of two Horsemen, two jockeys (appointed by their respective associations), the Charles Town Races’ Superintendent, at least one steward, and a representative of Charles Town Races, shall meet pursuant to a published schedule to assess track surface conditions. Charles Town Races shall maintain the Racetrack as it determines to be appropriate giving consideration to input provided by the Track Surface Committee.

B.                                     Trainers shall have the right to enter onto the Racetrack for the purpose of determining the safety of the racing surface.

15.                                 Racetrack Facilities. The racing strip, the barns, and related backside facilities at the Racetrack (collectively known as the “backside facilities”) necessary for training purposes shall be made available by Charles Town Races without charge to Horsemen who have horses training for the immediate upcoming live race meet. Charles Town Races will, at its own expense, make water, hot water, tack room heating, and electricity available to each barn in use and keep the racing surface harrowed and watered.

The racing strip, barns, tack rooms and other facilities of Charles Town Races useful for training purposes, shall be made available for Horsemen without charge. Charles Town Races agrees that these facilities shall be made available to Horsemen during reasonable hours for training purposes, subject to weather conditions.

At least thirty (30) days written notice shall be given to the HBPA of any intended shut-down of the Racetrack. Included with such notice shall be the date of closing, the date of re-opening, and any plans concerning the availability of stalls in the stable area during the shutdown. The notice period shall be calculated from the last scheduled race meeting day of the then current race meeting.

16.                                 Training Facility. The track surface of the Training Facility shall be the same as the track surface on the Charles Town track. There shall be a chute with a small starting gate together with a necessary crew of not less than three (3) individuals for training purposes only as well as a warning system for loose horses. An outrider during training hours, a general shack for trainers and proper guards to manage the facility shall likewise be provided. Charles Town agrees to provide the HBPA’s consultant with a copy of the design plans for review.

17.                                 Training Track Gate. Charles Town Races agrees to allow ingress and egress to the training track, main track and barn area of horses on foot through a gate to be constructed on the Northwest side of 5th Avenue (“the Training Track Gate”), subject to the following conditions:

a)                                      the HBPA will reimburse Charles Town Races its actual cost of constructing and installing the gate and constructing and outfitting a guard shack at the Training Track Gate. Charles Town Races will provide the HBPA with a detailed accounting of its costs associated with the construction and outfitting of the guard shack and the HBPA will reimburse Charles Town Races within fifteen (15) days of receipt of such accounting;

b)                                     the HBPA shall reimburse Charles Town Races each calendar quarter its costs of operating the Training Track Gate including, but not limited to, Charles Town Races labor costs to man the Training Track Gate, and for maintenance, repair and replacement of the guard shack and equipment. Charles Town Races will provide the HBPA with a detailed accounting of all operating costs for which it seeks reimbursement;

c)                                      ingress and egress through the Training Track Gate may only take place during training hours and such other times as may be specified by Charles Town Races;

d)                                     ingress and egress shall be subject to reasonable policies and procedures established by Charles Town Races and provided to the HBPA in writing which are designed to ensure the biosecurity of the track, enforce the health certificate and Coggins rules of the State of West Virginia, and

e)                                      initial and continuing approval of the West Virginia Department of Agriculture and/or any other governmental agency having jurisdiction over Charles Town Races, of the use of the Training Track Gate and the policies and procedures in place. In the event the West Virginia Department of Agriculture and/or any other governmental agency having jurisdiction over Charles Town Races, disapproves of the use of the Training Track Gate, the parties shall use their reasonable efforts to promptly obtain such approval and shall implement such procedures as may be required to keep the training gate open during the approval process.

18.                                 Racetrack Kitchen. Charles Town Races has constructed a new Racetrack kitchen which has received the approval of the HBPA and which includes a seating area, for use by the Horsemen. Charles Town Races shall continue to provide and not reduce the size of the Racetrack kitchen during the Term of this Agreement. The Racetrack kitchen shall continue to be equipped with customary fixtures and equipment for the operation of a food service operation of its type. It is understood and agreed that the space provided for the Racetrack kitchen and the fixtures and equipment shall be provided by Charles Town Races at no cost to the HBPA or the operator of the kitchen. The HBPA shall be permitted to select an operator of its choice to provide provisions and prepare food, subject to the approval of Charles Town Races which shall not be unreasonably withheld or unduly delayed. The Racetrack kitchen must be operated in compliance with all health, sanitation and regulatory requirements for the legal and safe operation of the Racetrack kitchen. The operator selected by the HBPA shall be required to have general liability and personal injury insurance coverage in amounts customarily required of similarly situated vendors conducting business on Charles Town Races’ property. Evidence of such coverage shall be provided and the operator shall be required to name Charles Town Races and the HBPA as an additional insured on such policy(ies).

19                                    Paddock Blacksmith. Charles Town Races shall provide a paddock blacksmith to be available in the paddock for each and every race day.

20.                                 HBPA Amenities.

A.                                 Charles Town Races shall provide one (1) grandstand box with twelve (12) seats available to Horsemen on each racing day.

B.                                   Charles Town Races shall provide parking consisting of seventy-five (75) spaces designated for trainers only.

C.                                   Charles Town Races shall provide seventy-five (75) parking spaces for owners.

D.                                  Charles Town Races shall provide the HBPA with at least two hundred (200) programs each racing day during the week and three hundred (300) programs on each racing day that falls on a Saturday, Sunday, or holiday at an agreed upon location.

21.                                 Other Agreements. The parties shall also use their best efforts to address and resolve in a timely and expeditious manner the following matters of mutual concern to the parties:

A.                                 Rodent and pest control and eradication.

B.                                   Uniform rules and regulations concerning the operation of all vending or concession enterprises in the stable area.

C.                                   Creation and continuing maintenance of a common fund for the payment of rewards for information leading to a conviction for theft, conversion, or malicious destruction of personal property belonging to Horsemen or their employees, Charles Town Races or its employees, and the general public.

22                                    Racing Officials. Charles Town Races shall mail the President of the HBPA a written list of the persons appointed by Charles Town Races to serve as racing officials during any race meeting on the same date that it submits said list to the West Virginia Racing Commission in accordance with the provisions of the West Virginia Rules of Racing.

23.                                 HBPA Administrative Fund. In accordance with Chapter 19, Article 23, Section 9(b) (1) of the West Virginia Code, Charles Town Races agrees to pay to HBPA during the term of this Agreement an amount equal to two percent (2%) of regular purses actually paid during the preceding month from the special fund required by this section, i.e.,

“purse account”, (excluding, however, all purses funded from sources other than the purse account, including by way of example and not limitation accredited stakes races and other sponsored races, and as may be otherwise excluded by applicable law) to be divided between the HBPA Welfare Benefit Trust for backstretch personnel and the HBPA for administrative fees, as more fully set forth in a written agreement between the HBPA and the HBPA Welfare benefit Trust, a copy of which will be provided to Charles Town Races. The HBPA and the HBPA Welfare Benefit Trust shall jointly establish a bank account dedicated to the receipt of the funds paid by Charles Town Races pursuant to this section which shall be promptly paid after the end of each month.

24.                                 Indemnification. The HBPA shall indemnify and save harmless Charles Town Races, its agents, representatives, employees, officers, directors and shareholders, and their respective successors and assigns, and all persons acting by, through, under or in concert with any of them, from any and all loss, costs or expenses (including reasonable attorneys’ fees), arising out of any claim of a person or entity pertaining to the Charles Town Race’s performance, excluding Charles Town Race’s negligence or willful misconduct, under paragraph 23 of this Agreement relating to contributions to the HBPA,

25.                            No Monopoly on Goods and Services. Charles Town Races shall not establish or impose upon Horsemen a monopoly, restriction or requirement regarding the use of blacksmiths, feed men, track suppliers, veterinarians or other services customarily used by Horsemen. Charles Town Races will permit any supplier of commodities or services to enter the stable area; provided, however, that such supplier of services or commodities has received a clearance from management and the West Virginia Racing Commission, which will authorize admission to the stable area. Charles Town Races agrees not to unreasonably withhold said clearance. Any owner or trainer stabled on grounds will be permitted at any time to haul in hay or grain for his own use only.

26.                                 Security. Charles Town Races agrees to provide and maintain reasonable security at its main gate and such other gates providing ingress and egress to its stable areas.

27.                                 Starting Gate.

A.                                 Charles Town Races agrees to provide a minimum of ten (10) assistant starters for the safety of jockeys and horses for each and every race and on each and every race day.

B.                                   Unless prohibited by applicable law, Charles Town Races agrees to double load horses into the starting gate for each and every race.

28.                                 Daily Meeting Figures. The pari-mutuel handle and purse distribution figures as well as the percentage figures which represent the relationship between purses and the total of pari-mutuel handle, shall be provided to the HBPA office each day of a race meet in progress.

29.                                 Valuable Property Right. Charles Town Races recognizes that the horses and participants in races and related events occurring prior or subsequent to the running of a race are valuable property rights belonging to the owners and trainers, and Charles Town Races will not produce or exhibit still or motion pictures, videotapes, radio or television programs, or authorize or license others to make or exhibit motion pictures or television programs of any of said events without prior consultation and written agreement of the HBPA. Notwithstanding the preceding sentence, it is understood and agreed that Charles Town Races shall have the right to use pictures, still or moving, of the horses and participants to advertise and/or promote the Racetrack facility at no cost and without prior consultation and written agreement of the HBPA.

30.                                 HBPA Fire and Hazard Insurance. Charles Town Races agrees to pay to HBPA’s national office on or before May 15th of each year during the term of this Agreement, its proportional share of the total annual premium as determined annually by the National HBPA for a national policy of fire and other hazards insurance covering horses and tack belonging to HBPA members stabled at Charles Town Races or at locations covered by such HBPA policy. It is understood, however, by and between the parties, that the limits and types of coverage and the annual premium amount will not be increased without the prior written consent of Charles Town Races.

31.                                 Dead Horse Removal. The cost of removing dead horses from the racing strip shall be paid by Charles Town Races. The cost of removing dead horses from the Racetrack facility generally shall be paid one-half by the HBPA and one-half by Charles Town Races.

32.                                 Arbitration. Any all disputes between the parties arising out of this Agreement or the alleged breach thereof, which the parties are unable to amicably resolve on their own, shall, upon the written demand of either party, be submitted to arbitration by the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with rules and guidelines of the AAA, with each party selecting an arbitrator from the list of qualified arbitrators provided by the AAA. The two chosen arbitrators shall select a third arbitrator from the same list. If they cannot agree to a selection, the AAA shall make the selection for them. Each party shall bear the costs of its arbitrator and shall share equally the costs of the third arbitrator and the arbitration process. A decision agreed to by two of the arbitrators shall be binding and enforceable by a court of competent of competent jurisdiction. The locale for all arbitration proceedings shall be Charles Town, West Virginia, unless otherwise agreed to by the parties.

By execution of this Agreement, the parties acknowledge that arbitration is intended to be the exclusive means of resolving grievances, disputes and disagreements between the parties arising out of this Agreement, except that this provision shall not foreclose a party from obtaining initial equitable relief from a court of compentent jurisdiction pending outcome of arbitration.

33.                                 Right to Terminate. Each party may terminate this Agreement upon the other party’s failure to substantially perform its duties and obligations as required under the terms and provisions of this Agreement, and such failure continues for thirty (30) days following the date in which written notice of default is mailed in accordance with paragraph 36, Notices, of this Agreement. Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party’s other remedies at law or in equity.

34.                                 Further Assurances. The HBPA and Charles Town Races shall execute such instruments and documents, and give such further assurances as may be necessary to accomplish the purposes and intent of this Agreement.

35.                                 Counter-part Originals. This Agreement may be executed in two or more counter-part originals, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

36.                                 Notices. All notices, requests, demands or other communications which may be required by this Agreement shall be in writing, and if mailed, shall be mailed by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise. A courtesy copy of such communication shall also be sent via facsimile to the last known facsimile number of the other party. Current addresses of the persons to whom communications are to be sent are as follows:

Charles Town RACES:	General Manager Charles Town Races U. S. Route 340 P. O. Box 551 Charles Town, WV 25414

Copy to:	President Penn National Gaming, Inc. Wyomissing Professional Center 825 Berkshire Blvd., Suite 203 Wyomissing, PA 19610

Copy to:	VP/Deputy General Counsel Penn National Gaming, Inc. Wyomissing Professional Center 825 Berkshire Blvd., Suite 203 Wyomissing, PA 19610

Copy to:	VP/Legal Affairs Charles Town Races P. O. Box 551 Charles Town, WV 25414

HBPA:	President Charles Town HBPA, Inc. P. O. Box 581 Charles Town, WV 25414

Copy to:	Clarence E. Martin, Esq. Martin & Seibert P. O. Box 1286 Martinsburg, WV 25402

37.                                 Waivers. No waiver of any breach of this Agreement or any term hereof shall be effective unless such waiver is in writing. No waiver of any breach shall be deemed a waiver of any other or subsequent breach.

38.                                 Applicable Law. This Agreement shall be executed and delivered by the parties hereto in the State of West Virginia, and shall be interpreted, construed and enforced in accordance with the laws of the State of West Virginia. Nothing in this Agreement is intended to or has the effect of contradicting, superseding or construing the provision of Article 23, Chapter 19 (§§19-23-1 et seq.), Horse and Dog Racing,Article 29, Chapter 22A (§§22-A-1 et seq.) The Racetrack Video Lottery Act, and/or Article 29, Chapter 22C (§§29-22C-1, et seq.) Reference in this Agreement to the West Virginia Racing Commission will refer to the present Commission or to any successor regulatory body having jurisdiction over thoroughbred racing at Charles Town Races.

39.                                 Severability. If any provision of this Agreement is declared invalid by any Court of competent jurisdiction, or becomes invalid or inoperative by the operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

40.                                 Entire Agreement; Modification. This Agreement contains the entire agreement between the parties and, as of the date of this Agreement, supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject hereof. No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment shall be in writing and has been signed by all parties to this Agreement.

41.                                 Binding Effect. This Agreement shall be binding upon the parties, their successors and assigns.

WITNESS the following signatures:

SIGNATURE PAGES FOLLOW

CHARLES TOWN H.B.P.A., INC.

By:	/s/ Raymond J. Funkhouser
Raymond J. Funkhouser
President

STATE OF WEST VIRGINIA

COUNTY OF JEFFERSON, to wit:

I, Patricia M. Evans, a notary public for the County and State aforesaid, certify that Raymond J. Funkhouser, whose name is signed to the foregoing Agreement by and between PNGI Charles Town Gaming, Limited Liability Company and Charles Town H.B.P.A., Inc. as the President of the Charles Town H.B.P.A., Inc., a West Virginia not-for-profit Corporation, dated the 20th day of February, 2009, acknowledged the same on behalf of the Corporation before me in the County aforesaid.

Given under my hand and official seal this 20th day of February, 2009.

Patricia M. Evans
Notary Public

My commission expires on September 18, 2016.

PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY

By:	/s/ Albert Britton
Albert Britton
General Manager

STATE OF WEST VIRGINIA

COUNTY OF JEFFERSON, to wit:

I, Margaret A Fineagan, a notary public for the County and State aforesaid, certify that Albert Britton, whose name is signed to the foregoing Agreement by and between PNGI Charles Town Gaming, Limited Liability Company and the Charles Town HBPA, Inc. as the General Manager of PNGI Charles Town Gaming, Limited Liability Company, a West Virginia Limited Liability Company, dated the 20th day of February 2009, acknowledged the same on behalf of the Limited Liability Company before me in the County aforesaid.

Given under my hand and official seal this 20th day of February, 2009.

Margaret A Fineagan
Notary Public

My commission expires on June 21, 2012.